Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Gavin A. Mohr, Chief Financial Officer, 616.447.3929

INDEPENDENT BANK CORPORATION REPORTS
2022 FIRST QUARTER RESULTS

GRAND RAPIDS, Mich., April. 26, 2022 - Independent Bank Corporation (NASDAQ: IBCP) reported first quarter 2022 net income of $18.0 million, or $0.84 per diluted share, versus net income of $22.0 million, or $1.00 per diluted share, in the prior-year period.  The decrease in 2022 first quarter earnings as compared to 2021 primarily reflects a decrease in non-interest income and an increase in non-interest expense that were partially offset by an increase in net interest income and a decrease in the provision for credit losses.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “I am pleased with the first quarter 2022 performance by our team generating strong core results with good growth in net interest income, stabilization of our net interest margin and net growth in each category of loans and total deposits. During the first quarter inflation was reported at near 40 year highs and we witnessed a very dramatic increase in rates on the middle and long end of the yield curve with the expectation now for multiple Fed hikes through 2022 and into 2023.  This increase in rates slowed our mortgage origination volume and decreased net gains on mortgage loan sales, but also increased the value of our capitalized mortgage servicing rights.  On the asset quality front, we had very low net charge-offs in the first quarter, as well as commercial watch credits at 2.44% of the portfolio, and a very low level of past due loans. While there exists much uncertainty, we are excited about the momentum we have in our markets and look forward to continuing these growth trends for the remainder of 2022.”

First quarter 2022 highlights include:

•	Return on average assets and return on average equity of 1.54% and 19.38%, respectively;
•	An increase in net interest income of 9.0% over the first quarter of 2021;
•	Loan net growth of $99.0 million (or 13.8% annualized);
•	Deposit net growth of $88.4 million (or 8.7% annualized);
•	Continued strong asset quality metrics as evidenced by low loan charge-offs during the quarter as well as a low level of non-performing loans and non-performing assets; and
•	The payment of a 22 cent per share dividend on common stock on February 15, 2022.

Significant items impacting comparable quarterly 2022 and 2021 results include the following:

•	Service charges on deposits was $3.0 million and $1.9 million in the first quarter of 2022 and 2021, respectively.
•	Net gains (losses) on sale of securities was $0.1 million in the first quarter of 2022 compared to $1.4 million in the first quarter of 2021.

•	Net gains on mortgage loans was $0.8 million in the first quarter of 2022 compared to $12.8 million in the first quarter of 2021.
•
A change in the fair value due to price of capitalized mortgage loan servicing rights (the “MSR Change”) of a positive $8.5 million ($0.31 per diluted share, after taxes) as compared to a positive MSR change of $4.6 million ($0.17 per diluted share, after taxes) for the first quarters of 2022 and 2021, respectively.

•	The provision for credit losses was a credit of $1.6 million in the first quarter of 2022 compared to a credit of $0.5 million in the first quarter of 2021.
•	Compensation and employee benefits was $20.1 million in the first quarter of 2022 compared to $18.5 million in the first quarter of 2021.

Operating Results

The Company’s net interest income totaled $33.0 million during the first quarter of 2022, an increase of $2.7 million, or 9.0% from the year-ago period, and down $1.3 million, or 3.8%, from the fourth quarter of 2021.  The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.00% during the first quarter of 2022, compared to 3.05% in the year-ago period, and 3.13% in the fourth quarter of 2021. The year-over-year quarterly increase in net interest income is due to an increase in average interest-earning assets that was partially offset by a decline in the net interest margin.  Average interest-earning assets were $4.49 billion in the first quarter of 2022, compared to $4.05 billion in the year ago quarter and $4.43 billion in the fourth quarter of 2021.

In addition, commercial loan balances, interest income and yields have been impacted by Paycheck Protection Program (“PPP”) lending activity. Interest income on PPP loans was $0.6 million and $2.6 million for the first quarters of 2022 and 2021, respectively. PPP loan balances were less than $6.0 million at the end of the first quarter 2022.

Non-interest income totaled $18.9 million for the first quarter of 2022, compared to $26.4 million in the respective comparable year ago period.  These changes were primarily due to variances in mortgage banking related revenues (net gains on mortgage loans and mortgage loan servicing, net), service charges on deposit accounts and net gains(losses) on the sale of securities.

Net gains on mortgage loans in the first quarters of 2022 and 2021, were approximately $0.8 million and $12.8 million, respectively.  The decrease in net gains on mortgage loans in 2022 was primarily due to a decrease in mortgage loan sales volume, a decrease in profit margins on mortgage loan sales as well as a decrease in the fair value adjustments on the mortgage loan pipeline.

Mortgage loan servicing, net, generated a gain of $9.6 million and $5.2 million in the first quarters of 2022 and 2021, respectively.  The significant variances in mortgage loan servicing, net are primarily due to changes in the fair value of capitalized mortgage loan servicing rights associated with changes in mortgage loan interest rates and expected future prepayment levels. Mortgage loan servicing, net activity is summarized in the following table:

	Three months ended
	3/31/2022	3/31/2021
	(In thousands)
Mortgage loan servicing, net:
Revenue, net	$2,083	$1,910
Fair value change due to price	8,452	4,640
Fair value change due to pay-downs	(894)	(1,383)
Total	$9,641	$5,167

Net gains (losses) on securities available for sale totaled $0.07 million, compared to $1.41 million in the prior year first quarter. The gain during the first quarter of 2021 was generally attributed to the divestiture of a group of mortgage backed securities.

Non-interest expenses totaled $31.5 million in the first quarter of 2022, compared to $30.0 million in the year-ago period.  The year-over-year increases in non-interest expense are primarily due to increases in compensation and employee benefits that was partially offset by a decrease in data processing and costs (recoveries) related to unfunded lending commitments. The increase in compensation and employee benefits in 2022 is due to several factors, including wage increases that were generally effective at the start of the year, a decreased level of compensation that was deferred in the first quarter of 2022 as direct origination costs (due to lower mortgage loan origination volume), an increase in commercial lending personnel and higher health care insurance costs. The decrease in data processing costs is primarily due to a onetime credit from our core provider in the first quarter of 2022. The decrease in expense related to the reserve for unfunded lending commitments is due primarily to lower committed unfunded balances.

The Company recorded an income tax expense of $4.1 million in the first quarter of 2022.  This compares to an income tax expense of $5.1 million in the first quarter of 2021.  The changes in income tax expense primarily reflect changes in pre-tax earnings in 2022 relative to 2021.

Asset Quality

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	3/31/2022	12/31/2021	3/31/2021
	(Dollars in thousands)
Commercial	$59	$62	$1,373
Mortgage	5,166	4,914	5,741
Installment	668	569	434
Subtotal	5,893	5,545	7,548
Less – government guaranteed loans	859	435	459
Total non-performing loans	$5,034	$5,110	$7,089
Ratio of non-performing loans to total portfolio loans	0.17%	0.18%	0.25%
Ratio of non-performing assets to total assets	0.11%	0.11%	0.17%
Ratio of the allowance for credit losses to non-performing loans	906.38%	924.70%	659.54%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.

The provision for credit losses was a credit of $1.6 million and a credit of $0.5 million in the first quarters of 2022 and 2021, respectively. The year-to-date decrease in the provision for credit losses in 2022 compared to 2021, was primarily the result of a decline in the adjustment to allocations based on subjective factors due in part to expected reduction in risk related to COVID-19. The Company recorded loan net charge offs of $0.1 million and loan net recoveries of $0.1 million in the first quarters of 2022 and 2021, respectively. At March 31, 2022, the allowance for credit losses totaled $45.6 million, or 1.52% of total portfolio loans compared to $47.3 million, or 1.63% of total portfolio loans at December 31, 2021.

Balance Sheet, Liquidity and Capital

Total assets were $4.76 billion at March 31, 2022, an increase of $57.2 million from December 31, 2021.  Loans, excluding loans held for sale, were $3.00 billion at March 31, 2022, compared to $2.91 billion at December 31, 2021.  Deposits totaled $4.21 billion at March 31, 2022, an increase of $88.4 million from December 31, 2021.  This increase is primarily due to growth in savings and interest-bearing checking and reciprocal deposit account balances.

Cash and cash equivalents totaled $109.8 million at March 31, 2022, versus $109.5 million at December 31, 2021. Securities available for sale totaled $1.40 billion at March 31, 2022, versus $1.41 billion at December 31, 2021.

Total shareholders’ equity was $355.4 million at March 31, 2022, or 7.46% of total assets compared to $398.5 million or 8.47% at December 31, 2021.  Tangible common equity totaled $324.0 million at March 31, 2022, or $15.31 per share compared to $366.8 million or $17.33 per share at December 31, 2021. The decrease in shareholder equity as well as tangible common equity are primarily the result of a decline in accumulated other comprehensive income (loss) related to unrealized losses on securities available for sale. The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	3/31/2022	12/31/2021	Well Capitalized Minimum
Tier 1 capital to average total assets	8.56%	8.57%	5.00%
Tier 1 common equity to risk-weighted assets	11.49%	11.80%	6.50%
Tier 1 capital to risk-weighted assets	11.49%	11.80%	8.00%
Total capital to risk-weighted assets	12.71%	13.05%	10.00%

Share Repurchase Plan

On December 17, 2021, the Board of Directors of the Company authorized the 2022 share repurchase plan.  Under the terms of the 2022 share repurchase plan, the Company is authorized to purchase up to 1,100,000 shares, or approximately 5% of its outstanding common stock. The repurchase plan is authorized to last through December 31, 2022.  During the first quarter of 2022, the Company repurchased 59,002 shares at a weighted average price of $23.46 per share.

Earnings Conference Call

Brad Kessel, President and CEO, Gavin A. Mohr, CFO and Joel Rahn, EVP-Commercial Banking will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Tuesday, April 26, 2022.

To participate in the live conference call, please dial 1-844-200-6205 (access code #645428). Also the conference call will be accessible through an audio webcast with user-controlled slides via the following site/URL: https://events.q4inc.com/attendee/872415764.

A playback of the call can be accessed by dialing 1-866-813-9403 (Conference ID # 996080). The replay will be available through May 3, 2022.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $4.8 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com.

Forward-Looking Statements

This press release contains forward-looking statements about Independent Bank Corporation. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of Independent Bank Corporation. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting Independent Bank Corporation, its customers, counterparties, employees, and fourth-party service providers, and the ultimate extent of the impacts on its business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect Independent Bank Corporation’s revenues and the values of its assets and liabilities, reduce the availability of funding from certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect Independent Bank Corporation in substantial and unpredictable ways. Independent Bank Corporation’s results could also be adversely affected by changes in interest rates; further increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk.

Certain risks and important factors that could affect Independent Bank Corporation's future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2021 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made, and Independent Bank Corporation undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances, after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	March 31, 2022	December 31, 2021
	(unaudited)
	(In thousands, except share
	amounts)
Assets
Cash and due from banks	$46,600	$51,069
Interest bearing deposits	63,221	58,404
Cash and Cash Equivalents	109,821	109,473
Securities available for sale	1,400,137	1,412,830
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	17,653	18,427
Loans held for sale, carried at fair value	29,514	55,470
Loans held for sale, carried at lower of cost or fair value	-	34,811
Loans
Commercial	1,257,601	1,203,581
Mortgage	1,170,059	1,139,659
Installment	576,405	561,805
Total Loans	3,004,065	2,905,045
Allowance for credit losses	(45,627)	(47,252)
Net Loans	2,958,438	2,857,793
Other real estate and repossessed assets	438	245
Property and equipment, net	37,385	36,404
Bank-owned life insurance	54,984	55,279
Capitalized mortgage loan servicing rights, carried at fair value	35,933	26,232
Other intangibles	3,104	3,336
Goodwill	28,300	28,300
Accrued income and other assets	86,276	66,140
Total Assets	$4,761,983	$4,704,740

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$1,318,377	$1,321,601
Savings and interest-bearing checking	1,972,462	1,897,487
Reciprocal	605,332	586,626
Time	306,382	308,438
Brokered time	2,945	2,938
Total Deposits	4,205,498	4,117,090
Other borrowings	30,006	30,009
Subordinated debt	39,376	39,357
Subordinated debentures	39,609	39,592
Accrued expenses and other liabilities	92,045	80,208
Total Liabilities	4,406,534	4,306,256

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding Common stock, no par value, 500,000,000 shares authorized; issued and outstanding:	-	-
21,168,230 shares at March 31, 2022 and 21,171,036 shares at December 31, 2021	321,981	323,401
Retained earnings	87,882	74,582
Accumulated other comprehensive income (loss)	(54,414)	501
Total Shareholders’ Equity	355,449	398,484
Total Liabilities and Shareholders’ Equity	$4,761,983	$4,704,740

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$28,418	$30,316	$28,105
Interest on securities available for sale
Taxable	4,552	4,114	2,796
Tax-exempt	1,554	1,577	1,384
Other investments	217	217	217
Total Interest Income	34,741	36,224	32,502
Interest Expense
Deposits	767	977	1,256
Other borrowings and subordinated debt and debentures	973	962	962
Total Interest Expense	1,740	1,939	2,218
Net Interest Income	33,001	34,285	30,284
Provision for credit losses	(1,573)	630	(474)
Net Interest Income After Provision for Credit Losses	34,574	33,655	30,758
Non-interest Income
Interchange income	3,082	3,306	3,049
Service charges on deposit accounts	2,957	2,992	1,916
Net gains (losses) on assets
Mortgage loans	835	5,600	12,828
Securities available for sale	70	(10)	1,416
Mortgage loan servicing, net	9,641	1,269	5,167
Other	2,363	2,614	2,030
Total Non-interest Income	18,948	15,771	26,406
Non-interest Expense
Compensation and employee benefits	20,130	19,905	18,522
Occupancy, net	2,543	2,216	2,343
Data processing	2,216	2,851	2,374
Furniture, fixtures and equipment	1,045	1,060	1,003
Interchange expense	1,011	1,083	948
Communications	757	739	881
Advertising	680	599	489
Loan and collection	559	819	759
FDIC deposit insurance	522	413	330
Legal and professional	493	534	499
Conversion related expenses	44	191	218
Net gains on other real estate and repossessed assets	(55)	(28)	(180)
Costs (recoveries) related to unfunded lending commitments	(355)	844	(32)
Other	1,860	2,728	1,867
Total Non-interest Expense	31,450	33,954	30,021
Income Before Income Tax	22,072	15,472	27,143
Income tax expense	4,105	2,964	5,106
Net Income	$17,967	$12,508	$22,037
Net Income Per Common Share
Basic	$0.85	$0.59	$1.01
Diluted	$0.84	$0.58	$1.00

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$33,001	$34,285	$33,803	$31,393	$30,284
Provision for credit losses	(1,573)	630	(659)	(1,425)	(474)
Non-interest income	18,948	15,771	19,695	14,771	26,406
Non-interest expense	31,450	33,954	34,512	32,536	30,021
Income before income tax	22,072	15,472	19,645	15,053	27,143
Income tax expense	4,105	2,964	3,683	2,665	5,106
Net income	$17,967	$12,508	$15,962	$12,388	$22,037

Basic earnings per share	$0.85	$0.59	$0.74	$0.57	$1.01
Diluted earnings per share	0.84	0.58	0.73	0.56	1.00
Cash dividend per share	0.22	0.21	0.21	0.21	0.21

Average shares outstanding	21,191,860	21,256,367	21,515,669	21,749,654	21,825,937
Average diluted shares outstanding	21,398,128	21,473,963	21,726,346	21,966,829	22,058,503

Performance Ratios
Return on average assets	1.54%	1.07%	1.40%	1.12%	2.10%
Return on average equity	19.38	12.61	15.93	12.78	23.51
Efficiency ratio (1)	59.62	66.68	63.47	69.24	53.48

As a Percent of Average Interest-Earning Assets (1)
Interest income	3.16%	3.30%	3.37%	3.22%	3.27%
Interest expense	0.16	0.17	0.19	0.20	0.22
Net interest income	3.00	3.13	3.18	3.02	3.05

Average Balances
Loans	$2,980,098	$2,957,985	$2,903,700	$2,859,544	$2,834,012
Securities available for sale	1,407,225	1,367,038	1,317,382	1,274,556	1,093,618
Total earning assets	4,492,757	4,433,400	4,296,662	4,223,570	4,047,952
Total assets	4,721,205	4,654,491	4,513,774	4,434,760	4,254,294
Deposits	4,158,528	4,069,901	3,934,937	3,879,715	3,698,811
Interest bearing liabilities	2,950,337	2,863,057	2,740,444	2,674,425	2,589,102
Shareholders' equity	376,010	393,477	397,542	388,780	380,111

End of Period
Capital
Tangible common equity ratio	6.85%	7.85%	8.02%	8.21%	8.08%
Average equity to average assets	7.96	8.45	8.81	8.77	8.93
Common shareholders' equity per share of common stock	$16.79	$18.82	$18.76	$18.30	$17.79
Tangible common equity per share of common stock	15.31	17.33	17.27	16.82	16.30
Total shares outstanding	21,168,230	21,171,036	21,321,092	21,632,912	21,773,734

Selected Balances
Loans	$3,004,065	$2,905,045	$2,883,978	$2,814,559	$2,784,224
Securities available for sale	1,400,137	1,412,830	1,348,378	1,330,660	1,247,280
Total earning assets	4,514,590	4,484,987	4,405,189	4,246,410	4,209,017
Total assets	4,761,983	4,704,740	4,622,340	4,461,272	4,426,440
Deposits	4,205,498	4,117,090	4,012,068	3,862,466	3,858,575
Interest bearing liabilities	2,956,736	2,865,090	2,784,554	2,633,747	2,626,280
Shareholders' equity	355,449	398,484	400,031	395,974	387,329

(1)	Presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation

Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31,
	2022	2021
	(Dollars in thousands)
Net Interest Margin, Fully Taxable
Equivalent ("FTE")

Net interest income	$33,001	$30,284
Add: taxable equivalent adjustment	482	404
Net interest income - taxable equivalent	$33,483	$30,688
Net interest margin (GAAP) (1)	2.96%	3.01%
Net interest margin (FTE) (1)	3.00%	3.05%

(1)	Annualized.

Tangible Common Equity Ratio

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
	(Dollars in thousands)
Common shareholders' equity	$355,449	$398,484	$400,031	$395,974	$387,329
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	3,104	3,336	3,579	3,821	4,063
Tangible common equity	$324,045	$366,848	$368,152	$363,853	$354,966

Total assets	$4,761,983	$4,704,740	$4,622,340	$4,461,272	$4,426,440
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	3,104	3,336	3,579	3,821	4,063
Tangible assets	$4,730,579	$4,673,104	$4,590,461	$4,429,151	$4,394,077

Common equity ratio	7.46%	8.47%	8.65%	8.88%	8.75%
Tangible common equity ratio	6.85%	7.85%	8.02%	8.21%	8.08%

Tangible Common Equity per Share of Common Stock:

Common shareholders' equity	$355,449	$398,484	$400,031	$395,974	$387,329
Tangible common equity	$324,045	$366,848	$368,152	$363,853	$354,966

Shares of common stock outstanding (in thousands)	21,168	21,171	21,321	21,633	21,774
Common shareholders' equity per share of common stock	$16.79	$18.82	$18.76	$18.30	$17.79
Tangible common equity per share of common stock	$15.31	$17.33	$17.27	$16.82	$16.30

The tangible common equity ratio removes the effect of goodwill and other intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of goodwill and other intangible assets from common shareholders’ equity per share of common stock.